UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2010

Industrial Income Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-159445	27-0477259
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Baltimore Building One

On October 26, 2010, IIT Acquisitions LLC, a wholly-owned subsidiary of Industrial Income Trust Inc. (the “Company”), entered into a definitive Purchase and Sale Agreement (the “Purchase Agreement”) to acquire a 100% fee interest in a building located in the Brandon Woods Business Park that is approximately 274,152 square feet on 11.878 acres (the “Baltimore Building One”) from Brandon Woods, LLC (the “Seller”). The Seller is not affiliated with the Company or its affiliates. The Baltimore Building One is currently 100% leased to Commerce LLC, under a lease agreement which expires in September 2019 and contains one renewal option to extend the lease for an additional five years.

The Company believes that, as an East Coast port market, the Port of Baltimore area continues to be an important distribution hub, with a growing population, attractive industry mix, and significant geographic and physical barriers to entry, including land costs. The Baltimore Building One is located in the Marley Neck Peninsula of Northern Anne Arundel County, on the southern edge and near the mouth of the Patapsco River, the site of the Port of Baltimore. The Baltimore Building One is located near Interstate 95, which is the primary highway for the eastern seaboard and connects Maine to Florida. In addition to its proximity to Interstate 95, the area around the Baltimore Building One is serviced by CSX rail and Baltimore’s ports. There are a number of comparable facilities near the Baltimore Building One, which may compete with the Baltimore Building One.

The total approximate aggregate purchase price of the Baltimore Building One is expected to be $16.2 million, exclusive of transfer taxes, due diligence and closing costs. In connection with the execution of the Purchase Agreement, the Company has deposited an amount of $375,000 into an escrow account and expects to fund an additional $375,000 deposit no later than November 10, 2010. Pursuant to the terms of an amended and restated advisory agreement, dated as of May 14, 2010, by and among the Company, Industrial Income Operating Partnership LP and Industrial Income Advisors LLC (the “Advisor”), the Company expects to pay an acquisition fee to the Advisor equal to 2.0% of the purchase price. The Company plans to fund the acquisition using proceeds from the Company’s public offering and debt financing. The Company has not yet received financing commitments for this acquisition and there can be no assurances that the Company will be able to secure debt financing.

The Baltimore Building One acquisition is expected to close later in the fourth quarter of 2010. There is no assurance that the Company will be able to purchase the Baltimore Building One on the terms set forth herein or at all. The consummation of the acquisition is subject to the Company’s completion of due diligence and various closing conditions to be met by the parties. If the Company does not close on the acquisition, there are circumstances under which it may forfeit the deposits it has funded.

This Current Report on Form 8-K contains forward-looking statements (such as those concerning the potential acquisition of the Baltimore Building One) that are based on the Company’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, the Company’s ability to close the acquisitions, obtain debt financing for such acquisitions and those risks set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. The Company cannot assure you that it will attain its investment objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL INCOME TRUST INC.

November 1, 2010

	By:	/s/ Thomas G. McGonagle
Name: Thomas G. McGonagle
Title: Chief Financial Officer and Treasurer

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